Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(408) 498-6040
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports Second Quarter 2012 Financial Results

AUM and AUC Grow 24% Year Over Year

Revenue Grows 26% Year Over Year

Adjusted EBITDA Grows 31% Year Over Year

SUNNYVALE, Calif. – August 1, 2012 – Financial Engines (NASDAQ: FNGN), the leading independent provider of investment management and advice to employees in retirement plans, today reported financial results for its second quarter ended June 30, 2012.

Financial results for the second quarter of 2012 compared to the second quarter of 2011:i

•	Revenue increased 26% to $44.3 million for the second quarter of 2012 from $35.3 million for the second quarter of 2011.

•	Professional management revenue increased 33% to $35.2 million for the second quarter of 2012 from $26.5 million for the second quarter of 2011.

•	Net income was $3.8 million, or $0.08 per diluted share, for the second quarter of 2012 compared to $3.5 million, or $0.07 per diluted share, for the second quarter of 2011.

•	Non-GAAP Adjusted EBITDA[i] increased 31% to $12.3 million for the second quarter of 2012 from $9.4 million for the second quarter of 2011.

•	Non-GAAP Adjusted Net Income[i] increased 27% to $5.4 million for the second quarter of 2012 from $4.2 million for the second quarter of 2011.

•	Non-GAAP Adjusted Earnings Per Share[i] increased 22% to $0.11 for the second quarter of 2012 from $0.09 for the second quarter of 2011.

Key operating metrics as of June 30, 2012:ii

•	Assets under contract (“AUC”) were $536 billion.

•	Assets under management (“AUM”) were $54.2 billion.

•	Members in Professional Management were 610,000.

•	Asset enrollment rates for companies where services have been available for 26 months or more averaged 12.5%iii.

[i]	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.
ii	Operating metrics include both advised and subadvised relationships.
iii

Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2011 and the Form 10-Q to be filed for the period ended June 30, 2012.

“We continue to see strong growth in our business and are focused on creating a compelling customer experience so that more employees can achieve a secure retirement,” said Jeff Maggioncalda, president and chief executive officer of Financial Engines. “By broadening the scope of our retirement advisory services, we can do a better job helping those who need it the most.”

Review of Financial Results for the Second Quarter of 2012

Revenue increased 26% to $44.3 million for the second quarter of 2012 from $35.3 million for the second quarter of 2011. The increase in revenue was driven primarily by the growth in professional management revenue, which increased 33% to $35.2 million for the second quarter of 2012 from $26.5 million for the second quarter of 2011.

Costs and expenses increased 27% to $38.2 million for the second quarter of 2012 from $30.1 million for the second quarter of 2011. This was due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data, printed material costs associated with enrollment campaigns and member materials, non-cash stock-based compensation expense, wages due to increased headcount and higher compensation, as well as an increase in rent expense.

As a percentage of revenue, cost of revenue (exclusive of amortization of internal use software) increased to 39% for the second quarter of 2012 from 35% for the second quarter of 2011, due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data resulting from the achievement of certain contractual AUM-based milestones.

Income from operations was $6.1 million for the second quarter of 2012 compared to $5.2 million for the second quarter of 2011. As a percentage of revenue, income from operations was 14% for the second quarter of 2012 compared to 15% for the second quarter of 2011.

Net income increased to $3.8 million, or $0.08 per diluted share, for the second quarter of 2012 compared to net income of $3.5 million, or $0.07 per diluted share, for the second quarter of 2011.

On a non-GAAP basis, Adjusted Net Incomei was $5.4 million and Adjusted Earnings Per Sharei were $0.11 for the second quarter of 2012 compared to Adjusted Net Income of $4.2 million and Adjusted Earnings Per Share of $0.09 for the second quarter of 2011.

“Despite challenging financial markets, our growth in members, plan sponsors, and assets under management demonstrates that employers and employees are looking for professional help to achieve their retirement goals,” said Ray Sims, chief financial officer of Financial Engines.

Assets Under Contract and Assets Under Management

AUC was $536 billion as of June 30, 2012, an increase of 24% from $431 billion as of June 30,

2011, due primarily to new employers making our services available, contributions, and market performance. AUC for plans in which Income+ service has been made available was $21 billion as of June 30, 2012.

AUM increased by 24% year over year to $54.2 billion as of June 30, 2012, from $43.8 billion as of June 30, 2011. The increase in AUM was driven primarily by net new enrollment into the Professional Management service, contributions, and market performance.

In billions	Q3’11	Q4’11	Q1’12	Q2’12
AUM, Beginning of Period	$43.8	$42.0	$47.5	$53.7
AUM from net enrollment(1)	1.8	2.2	1.0	1.7
Other(2)	(3.6)	3.3	5.2	(1.2)

AUM, End of Period	$42.0	$47.5	$53.7	$54.2

(1)	The aggregate amount of assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the period less the aggregate amount of assets, at the time of cancellation, for voluntary cancellations from the Professional Management service within the period, less the aggregate amount of assets, as of the last available positive account balance, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or when the cancellation of a plan sponsor contract for the Professional Management service has become effective within the period.
(2)	Other factors affecting assets under management include employer and employee contributions, market movement, plan administrative fees, as well as participant loans and hardship withdrawals. Employer and employee contributions are estimated each quarter from annual contribution rates based on data received from plan providers and are estimated to have been approximately $0.7 billion in Q3’11, $0.8 billion in Q4’11, $0.8 billion in Q1’12, and $0.9 billion in Q2’12. We cannot separately quantify the impact of the other factors contained in this line item as the information we receive from the plan providers does not separately identify these transactions or the changes in balances due to market movement.

Aggregate Investment Style Exposure for Portfolios Under Management

As of June 30, 2012, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Cash	4%
Bonds	26%
Domestic Equity	48%
International Equity	22%

Total	100%

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering retirement, and expanding the number of plan sponsors.

Based on financial markets remaining at July 27, 2012 levels, the company estimates that its 2012 revenue will be in the range of $181 million to $186 million, and its 2012 non-GAAP Adjusted EBITDA will be in the range of $51 million to $53 million.

Conference Call

The Company will host a conference call to discuss second quarter 2012 financial results today at 5:00 PM ET. Hosting the call will be Jeff Maggioncalda, president and chief executive officer, and Ray Sims, chief financial officer. The conference call can be accessed live over the phone by dialing (877) 317-6789, or for international callers, (412) 317-6789. A replay will be available beginning approximately one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers. The conference ID is 10016105. The replay will remain available until Friday, August 3, 2012, and an archived replay will be available at http://ir.financialengines.com/ for 30 calendar days after the call.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income is defined as net income before non-cash stock-based compensation expense, net of tax, and certain other items such as the income tax benefit from the release of valuation allowances, if applicable for the period. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by the weighted-average of dilutive common share equivalents outstanding. Non-GAAP Adjusted EBITDA is defined as net income before net interest expense (income), income tax expense (benefit), depreciation, amortization of internal use software, amortization of direct response advertising, amortization of deferred commissions, and non-cash stock-based compensation. Further information regarding the non-GAAP financial measures included in this press release is contained in the attachments.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

About Financial Engines

Financial Engines is the nation’s largest independent investment advisor and is committed to providing everyone the trusted retirement help they deserve. The company helps investors with their total retirement picture by offering personalized retirement plans for saving, investment, and retirement income. To meet the needs of different investors, Financial Engines offers both Online Advice and Professional Management. Professional Management includes Income+, which provides steady monthly payouts from a 401(k) that can last for life. Co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe, Financial Engines works with America’s leading employers and retirement plan providers to make retirement help available to millions of American workers. For more information, please visit www.financialengines.com.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding Financial Engines’ expected financial performance and outlook, its strategic operational plans, objectives and growth strategy, its market opportunity, and the benefits of our non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment and risks associated with our fiduciary obligations. More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-K for the year ended December 31, 2011 and the Company’s Quarterly Report on Form 10-Q for

the quarter ended June 30, 2012, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or August 1, 2012 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment adviser. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

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Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31, 2011	June 30, 2012
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$145,002	$153,415
Accounts receivable, net	30,495	39,401
Prepaid expenses	3,008	2,723
Deferred tax assets	13,155	13,155
Other current assets	3,498	7,982

Total current assets	195,158	216,676
Property and equipment, net	3,926	11,531
Internal use software, net	10,723	10,588
Long-term deferred tax assets	31,424	28,049
Direct response advertising, net	8,851	9,012
Other assets	4,361	3,907

Total assets	$254,443	$279,763

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,740	$16,119
Accrued compensation	13,262	8,617
Deferred revenue	9,691	9,276
Other current liabilities	124	155

Total current liabilities	32,817	34,167
Long-term deferred revenue	1,533	1,384
Long-term deferred rent	459	5,744
Other liabilities	74	75

Total liabilities	34,883	41,370

Stockholders’ equity:
Preferred stock, $0.0001 par value - 10,000 authorized as of December 31, 2011 and June 30, 2012; None issued and outstanding as of December 31, 2011 and June 30, 2012	—	—
Common stock, $0.0001 par value - 500,000 authorized as of December 31, 2011 and June 30, 2012; 45,784 and 46,641 shares issued and outstanding at December 31, 2011 and June 30, 2012, respectively	5	5
Additional paid-in capital	298,196	309,694
Accumulated deficit	(78,641)	(71,306)

Total stockholders’ equity	219,560	238,393

Total liabilities and stockholders’ equity	$254,443	$279,763

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Net and Comprehensive Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
	(In thousands, except per share data)
Revenue:
Professional management	$26,508	$35,188	$50,401	$68,057
Platform	8,021	8,249	15,759	16,511
Other	743	849	1,393	1,429

Total revenue	35,272	44,286	67,553	85,997

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	12,265	17,309	23,887	32,625
Research and development	5,371	6,081	10,546	12,220
Sales and marketing	7,800	9,461	14,876	18,720
General and administrative	3,140	3,807	6,451	7,618
Amortization of internal use software	1,481	1,530	2,768	3,002

Total costs and expenses	30,057	38,188	58,528	74,185

Income from operations	5,215	6,098	9,025	11,812
Interest income (expense)	1	4	3	4

Income before income taxes	5,216	6,102	9,028	11,816
Income tax expense	1,761	2,279	3,009	4,481

Net and comprehensive income	$3,455	$3,823	$6,019	$7,335

Net income per share attributable to holders of common stock
Basic	$0.08	$0.08	$0.14	$0.16
Diluted	$0.07	$0.08	$0.12	$0.15
Shares used to compute net income per share attributable to holders of common stock
Basic	44,700	46,437	44,138	46,256
Diluted	49,539	49,958	49,319	49,939

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2011	2012
	(In thousands)
Cash flows from operating activities:
Net income	$6,019	$7,335
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,037	1,197
Amortization of internal use software	2,608	2,807
Stock-based compensation	2,567	4,982
Amortization of deferred sales commissions	639	898
Amortization and impairment of direct response advertising	1,148	2,302
Provision for doubtful accounts	80	113
Loss on fixed asset disposal	—	1
Excess tax benefit associated with stock-based compensation	(476)	(943)
Changes in operating assets and liabilities:
Accounts receivable	(5,639)	(9,019)
Prepaid expenses	(442)	285
Deferred tax assets	2,488	3,375
Direct response advertising	(2,516)	(2,455)
Other assets	(665)	(4,928)
Accounts payable	1,895	4,728
Accrued compensation	(6,898)	(4,645)
Deferred revenue	3,975	(564)
Deferred rent	(28)	5,316
Other liabilities	1	2

Net cash provided by operating activities	5,793	10,787

Cash flows from investing activities:
Purchase of property and equipment	(2,095)	(6,209)
Capitalization of internal use software	(2,802)	(2,692)
Restricted cash	(32)	—

Net cash used in investing activities	(4,929)	(8,901)

Cash flows from financing activities:
Net share settlements for stock-based awards minimum tax withholdings	(1,718)	—
Excess tax benefit associated with stock-based compensation	476	944
Proceeds from issuance of common stock, net of offering costs	10,519	5,583

Net cash provided by financing activities	9,277	6,527

Net increase in cash and cash equivalents	10,141	8,413
Cash and cash equivalents, beginning of period	114,937	145,002

Cash and cash equivalents, end of period	$125,078	$153,415

Supplemental cash flows information:
Income taxes paid, net of refunds	$172	$181
Interest paid	$—	$1
Non-cash operating, investing and financing activities:
Capitalized stock-based compensation for internal use software	$155	$175
Capitalized stock-based compensation for direct response advertising	$13	$29

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
	(In thousands)
Non-GAAP Adjusted EBITDA
Net income	$3,455	$3,823	$6,019	$7,335
Interest expense (income)	(1)	(4)	(4)	(4)
Income tax expense	1,761	2,279	3,009	4,481
Depreciation	550	609	1,038	1,197
Amortization of internal use software	1,397	1,429	2,608	2,807
Amortization and impairment of direct response advertising	652	1,222	1,148	2,302
Amortization of deferred sales commissions	340	436	639	898
Stock-based compensation	1,264	2,514	2,567	4,982

Non-GAAP Adjusted EBITDA	$9,418	$12,308	$17,024	$23,998

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2012	2011	2012
	(In thousands, except per share amounts)
Non-GAAP Adjusted Net Income and Adjusted EPS
Net income	$3,455	$3,823	$6,019	$7,335
Stock-based compensation, net of tax (1)	781	1,554	1,586	3,079

Non-GAAP Adjusted Net Income	$4,236	$5,377	$7,605	$10,414

Non-GAAP Adjusted Earnings Per Share	$0.09	$0.11	$0.15	$0.21

Shares of common stock outstanding	44,700	46,437	44,213	46,256
Dilutive restricted stock and stock options	4,839	3,521	5,106	3,683

Non-GAAP adjusted weighted common shares outstanding	49,539	49,958	49,319	49,939

(1)	For the calculation of non-GAAP Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to stock-based compensation for all periods presented.